Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

News Release
Pentair’s First Quarter 2006 Continuing Operations EPS of $0.42 Gains 8%

First Quarter 2006 Highlights
„	Earnings per share of $0.42 from continuing operations, up 8%.
„	Operating income of $78.6 million, up 9%.
„	Net sales of $771.4 million increased 9%, or 5% excluding acquisitions and foreign exchange.
„	International sales grew approximately 13 percent in local currencies.
GOLDEN VALLEY, Minn. — April 27, 2006 — Pentair (NYSE: PNR) today announced its first quarter 2006 results, highlighting earnings per share (EPS) from continuing operations of $0.42, an increase of eight percent over the same period last year, on sales of $771.4 million, a gain of nine percent. Excluding the impact of acquisitions and currency exchange, first quarter sales increased approximately five percent.
Pentair Chairman and Chief Executive Officer, Randall J. Hogan, said: “We had a number of successes in the first quarter: Our Technical Products Group continued to grow far faster than the markets it serves and, even including the impact of acquisitions, achieved a record operating income margin of 14.8 percent. Pentair sales in European and Asian markets continued to trend upward, with solid gains in local currencies. Despite continued inflationary pressures in the first quarter, we widened the gap between price and inflation from the fourth quarter of 2005. The initial plant closings and consolidations that were put into action following the acquisition of the WICOR businesses are now complete, and the moves that had been delayed in the second half of 2005 were wrapped up in the first quarter. Our recent Thermal Management acquisition in Technical Products is performing well and the integration is progressing smoothly.”
“Organic sales growth in Water was lower in the first quarter due to lower growth in pool and pump versus the fourth quarter,” Hogan added. “As expected, Water profit margins were affected by planned investments in international growth, infrastructure build in Europe, and expected inefficiencies resulting from plant and product line moves. Unfavorable product mix and unfavorable foreign exchange resulting from the decline of the Euro were also factors in our Water Group’s profit performance.”
“We are reaffirming our previous EPS guidance for the full year 2006 of between $2.08 and $2.18. In addition, assuming some rebound in Water growth rates, we are initiating second quarter EPS guidance in a range between $0.61 and $0.63.”
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First Quarter 2006 Financial Comments
Earnings:
Operating income totaled $78.6 million, nine percent greater than the $72.1 million reported in the same period last year. Operating margins of 10.2 percent in the first quarter were even with those of a year ago as higher Technical Products Group margins were offset by Water Group performance and higher corporate costs. EPS from continuing operations of $0.42 was eight percent higher than first quarter 2005 EPS from continuing operations of $0.39. In the first quarter of 2006, Pentair finalized the purchase price adjustment from the sale of its former Tools Group, which was the primary reason for the after-tax expense of approximately $1.5 million and the resulting loss from discontinued operations of approximately one cent per share.
Revenue:
Net sales totaled $771.4 million, up nine percent from $709.6 million in the same period a year ago. Sales growth, excluding the impact of acquisitions and currency exchange, was approximately five percent.
Cash:
Due to the seasonality of Pentair’s businesses, free cash flow was negative $101.3 million, which is comparable to negative $101.4 million in the same period last year. We are still committed to achieving 2006 free cash flow in excess of $200 million, which is comparable to our full year 2005 free cash flow of $202.5 million.
Water Group First Quarter Comments

„	Sales of $517.2 million were up one percent over the same period last year, or approximately two percent excluding unfavorable foreign exchange.

„	Water systems, wastewater, commercial pumps, and Everpure foodservice filtration sales increased in the quarter, while retail pump and filtration sales softened. Unfavorable timing of municipal pump deliveries also affected sales volume. Pool sales gained in the mid-single digits in the first quarter of 2006 following strong growth in the fourth quarter of 2005 resulting from a successful early buy program.
„	Sales in European markets were up in local currencies; however, these increases were more than offset by unfavorable currency exchange. Sales of CodeLine pressure vessels made in the Goa, India operation continued to benefit from strong growth in desalination projects.

„	Operating income for the segment totaled $55.6 million, down eight percent over the same period last year. Return on sales was 10.8 percent, down 100 basis points compared to last year.

„	Water profit margins were affected by planned investments in new products and new customers; in international management, sales, engineering, sourcing and manufacturing talent; in a unified business system infrastructure in Europe; and in the Faradyne Motors joint venture, together with expected inefficiencies resulting from plant and product moves.
„	Water margins were also affected by unfavorable product mix caused by higher sales of large filtration projects and pool finishes, versus sales of residential water treatment and pool equipment products.
„	Margins in European businesses were adversely affected by unfavorable currency exchange due to U.S. dollar sourcing arrangements for raw materials.
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Technical Products Group First Quarter Comments

„	Sales of $254.2 million for the quarter increased $57 million or 29 percent over the same quarter last year. Excluding the impact of the newly acquired Thermal Management businesses and foreign currency exchange, organic growth was approximately 13 percent.

„	Excluding acquisitions, sales in North American markets grew in the high single digits, driven by strong sales in petrochemical, commercial, data, medical, and food and beverage markets.
„	The European business recorded its highest sales quarter in the past five years in local currencies. This is attributed to stronger markets, success with several new products, and a large telecom project for outdoor cabinets that had heavy shipments in the first quarter.
„	Sales in Asian markets increased strongly in the quarter, helped by planned OEM program transitions from North American Technical Products businesses, continued market penetration in China and southeast Asia, and general market recovery in Japan.
„	Sales in the Thermal Management businesses were strong in the served telecom markets.

„	Operating income of $37.7 million set a new record for the Group, breaking the previous $30.0 million record set in the fourth quarter of 2005.

„	Margins totaled 14.8 percent, up 80 basis points on a sequential quarterly basis.
„	In North America, profits benefited from material cost savings, productivity improvements, and price.
„	In Europe, improved results were driven principally by increased volumes and supply management savings.
„	In Asia, volume increases in China and Japan strengthened margins.
A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.
About Pentair, Inc.
Pentair, Inc. (NYSE: PNR) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.
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Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:
Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended
	April 1	April 2
In thousands, except per-share data	2006	2005

Net sales	$771,389	$709,635
Cost of goods sold	548,881	505,497

Gross profit	222,508	204,138
% of net sales	28.8%	28.8%
Selling, general and administrative	129,089	120,625
% of net sales	16.7%	17.0%
Research and development	14,863	11,427
% of net sales	1.9%	1.6%

Operating income	78,556	72,086
% of net sales	10.2%	10.2%
Net interest expense	13,284	11,276
% of net sales	1.7%	1.6%

Income from continuing operations before income taxes	65,272	60,810
% of net sales	8.5%	8.6%
Provision for income taxes	22,201	20,629
Effective tax rate	34.0%	33.9%

Income from continuing operations	43,071	40,181
Loss on disposal of discontinued operations, net of tax	(1,451)	—

Net income	$41,620	$40,181

Earnings per common share
Basic
Continuing operations	$0.43	$0.40
Discontinued operations	(0.01)	—

Basic earnings per common share	$0.42	$0.40

Diluted
Continuing operations	$0.42	$0.39
Discontinued operations	(0.01)	—

Diluted earnings per common share	$0.41	$0.39

Weighted average common shares outstanding
Basic	100,493	100,363
Diluted	102,492	102,463

Cash dividends declared per common share	$0.14	$0.13

Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	April 1	December 31	April 2
In thousands	2006	2005	2005
Assets
Assets
Current assets
Cash and cash equivalents	$50,237	$48,500	$43,839
Accounts and notes receivable, net	520,968	423,847	475,603
Inventories	375,619	349,312	339,910
Deferred tax assets	44,432	48,971	49,913
Prepaid expenses and other current assets	28,921	24,394	27,838

Total current assets	1,020,177	895,024	937,103

Property, plant and equipment, net	314,164	311,839	335,063

Other assets
Goodwill	1,723,952	1,718,207	1,620,719
Intangibles, net	262,829	266,533	255,028
Other	67,561	62,152	81,009

Total other assets	2,054,342	2,046,892	1,956,756

Total assets	$3,388,683	$3,253,755	$3,228,922

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$4,246	$4,137	$17,423
Accounts payable	206,528	207,320	185,138
Employee compensation and benefits	75,536	95,552	76,873
Accrued product claims and warranties	42,238	43,551	44,297
Current liabilities of discontinued operations	—	192	192
Income taxes	27,195	17,518	24,285
Accrued rebates and sales incentives	23,353	45,374	26,352
Other current liabilities	94,418	111,026	104,588

Total current liabilities	473,514	524,670	479,148

Long-term debt	888,015	748,477	848,006
Pension and other retirement compensation	158,535	152,780	138,524
Post-retirement medical and other benefits	73,812	73,949	70,013
Deferred tax liabilities	123,663	125,785	145,294
Other non-current liabilities	76,452	70,455	72,431
Non-current liabilities of discontinued operations	—	2,029	2,866

Total liabilities	1,793,991	1,698,145	1,756,282

Shareholders’ equity	1,594,692	1,555,610	1,472,640

Total liabilities and shareholders’ equity	$3,388,683	$3,253,755	$3,228,922

Days sales in accounts receivable (13 month moving average)	55	54	54
Days inventory on hand (13 month moving average)	71	70	65
Days in accounts payable (13 month moving average)	56	56	57
Debt/total capital	35.9%	32.6%	37.0%

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
	April 1	April 2
In thousands	2006	2005

Operating activities
Net income	$41,620	$40,181
Adjustments to reconcile net income to net cash used for operating activities
Loss on disposal of discontinued operations	1,451	—
Depreciation	15,230	14,463
Amortization	4,258	3,993
Deferred income taxes	2,483	2,391
Stock compensation	6,646	6,160
Excess tax benefits from stock-based compensation	(2,532)	(3,731)
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(95,541)	(85,608)
Inventories	(25,379)	(19,489)
Prepaid expenses and other current assets	(4,258)	(4,331)
Accounts payable	(4,041)	(7,382)
Employee compensation and benefits	(23,528)	(27,416)
Accrued product claims and warranties	(1,363)	1,544
Income taxes	10,717	(2,842)
Other current liabilities	(26,140)	(605)
Pension and post-retirement benefits	4,477	3,646
Other assets and liabilities	3,550	(1,250)

Net cash used for continuing operations	(92,350)	(80,276)
Net cash provided by operating activities of discontinued operations	48	205

Net cash used for operating activities	(92,302)	(80,071)

Investing activities
Capital expenditures	(9,054)	(21,289)
Proceeds from sale of property and equipment	79	—
Acquisitions, net of cash acquired	(2,158)	(10,301)
Divestitures	(24,007)	(1,190)
Other	(2,150)	17

Net cash used for investing activities	(37,290)	(32,763)

Financing activities
Proceeds from long-term debt	272,906	146,610
Repayment of long-term debt	(133,051)	(14,120)
Proceeds from exercise of stock options	2,577	2,599
Excess tax benefits from stock-based compensation	2,532	3,731
Dividends paid	(14,224)	(13,428)

Net cash provided by financing activities	130,740	125,392

Effect of exchange rate changes on cash	589	(214)

Change in cash and cash equivalents	1,737	12,344
Cash and cash equivalents, beginning of period	48,500	31,495

Cash and cash equivalents, end of period	$50,237	$43,839

Free cash flow
Net cash used for operating activities	$(92,302)	$(80,071)
Less capital expenditures	(9,054)	(21,289)
Proceeds from sale of property and equipment	79	—

Free cash flow	$(101,277)	$(101,360)

Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	First Qtr
In thousands	2006	2005

Net sales to external customers
Water	$517,169	$512,088
Technical Products	254,220	197,547

Consolidated	$771,389	$709,635

Intersegment sales
Water	$50	$22
Technical Products	889	402
Other	(939)	(424)

Consolidated	$—	$—

Operating income (loss)
Water	$55,587	$60,489
Technical Products	37,704	25,172
Other	(14,735)	(13,575)

Consolidated	$78,556	$72,086

Operating income as a percent of net sale
Water	10.8%	11.8%
Technical Products	14.8%	12.7%
Consolidated	10.2%	10.2%